Exhibit 99.1

PHILIP MORRIS INTERNATIONAL INC. (PMI) REPORTS 2011 RESULTS;

PROVIDES 2012 EARNINGS PER SHARE FORECAST

2011 Full-Year

•	Reported diluted earnings per share of $4.85, up by 23.7%, or by 18.9% excluding currency, versus $3.92 in 2010

•	Adjusted diluted earnings per share of $4.88, as detailed in the attached Schedule 16, up by 26.1%, or by 21.2% excluding currency, versus $3.87 in 2010

•	Cigarette shipment volume growth of 1.7% or 0.5%, excluding acquisitions

•	Reported net revenues, excluding excise taxes, up by 14.3% to $31.1 billion, or by 9.2% excluding currency and acquisitions

•	Reported operating companies income up by 18.7% to $13.6 billion, or by 13.6% excluding currency and acquisitions

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 15, up by 19.2% to $13.7 billion, or by 14.0% excluding currency and acquisitions

•	Operating income up by 19.0% to $13.3 billion

•	Exceeded its one-year gross productivity and cost savings target of $250 million

•

Free cash flow, defined as net cash provided by operating activities less capital expenditures, up by 10.4% to $9.6 billion, or by 5.3% to $9.2 billion excluding currency, as detailed in the attached Schedule 19

•	Increased its regular quarterly dividend during the year by 20.3% to an annualized rate of $3.08 per common share

•	Repurchased 80.5 million shares of its common stock for $5.4 billion

2011 Fourth-Quarter

•	Reported diluted earnings per share of $1.08, up by 12.5%, and by the same percentage excluding currency, versus $0.96 in 2010

•	Adjusted diluted earnings per share of $1.10, as detailed in the attached Schedule 12, up by 13.4%, and by the same percentage excluding currency, versus $0.97 in 2010

•	Cigarette shipment volume growth of 0.7% or 0.6%, excluding acquisitions

•	Reported net revenues, excluding excise taxes, up by 9.0% to $7.7 billion, or by 8.2% excluding currency and acquisitions

•	Reported operating companies income up by 6.9% to $3.0 billion, or by 6.3% excluding currency and acquisitions

•	Adjusted operating companies income, which reflects the items detailed in the attached Schedule 11, up by 7.6% to $3.1 billion, or by 7.0% excluding currency and acquisitions

•	Operating income up by 7.0% to $2.9 billion

•	Repurchased 14.5 million shares of its common stock for $1.0 billion

2012

•

Forecasts 2012 full-year reported diluted earnings per share to be in a range of $5.25 to $5.35, at prevailing exchange rates, versus $4.85 in 2011. Excluding a forecasted total unfavorable currency impact of approximately $0.10 for the full-year 2012, adjusted diluted earnings per share are projected to increase by approximately 10% to 12% versus $4.88 in 2011, as detailed in the attached Schedule 16

•	Forecast includes a one-year gross productivity and cost savings target for 2012 of approximately $300 million

•	Forecast includes a share repurchase target amount for 2012 of $6.0 billion

NEW YORK, February 9, 2012 – Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced its 2011 full-year and fourth-quarter results.

“While admittedly lifted by Japan, our 2011 results were simply superb in each and every aspect. Every single one of our top ten brands recorded volume growth, we surpassed all of our key financial performance measures and grew our global market share for the fourth year in a row. Our total shareholder return in 2011 was an impressive 39.8%, substantially outperforming the broader market indices,” said Louis C. Camilleri, Chairman and Chief Executive Officer.

“Economic uncertainty, currency volatility and the year-on-year comparison of our business performance in Japan are obvious challenges in 2012. We nevertheless begin the year with solid business momentum, confident in our ability to meet our constant currency financial growth targets, and as steadfast as ever in our commitment to reward our shareholders with superior returns over the long-term.”

Conference Call

A conference call, hosted by Louis C. Camilleri, Chairman and Chief Executive Officer, and Hermann Waldemer, Chief Financial Officer, with members of the investment community and news media, will be webcast at 1:00 p.m., Eastern Time, on February 9, 2012. Access is available at www.pmi.com.

Dividends and Share Repurchase Program

PMI increased its regular quarterly dividend during the year to $0.77, up 20.3% from $0.64, which represents an annualized rate of $3.08 per common share. Since its spin-off in March 2008, PMI has increased its regular quarterly dividend by 67.4% from the initial annualized dividend rate of $1.84 per common share.

For the full year, PMI spent $5.4 billion to repurchase 80.5 million shares of its common stock. During the fourth quarter, PMI spent $1.0 billion to repurchase 14.5 million shares, as shown in the table below.

Current $12 Billion, Three-Year Program

	Value	Shares
	($ Mio.)	000
May-December 2010	2,953	55,933
January-March 2011	1,356	22,154
April-June 2011	1,548	22,660
July-September 2011	1,448	21,210
October-December 2011	1,048	14,490

Total Under Program	8,353	136,447

Since May 2008, when PMI began its first share repurchase program, the company has spent an aggregate of $21.4 billion to repurchase 414.1 million shares at an average price of $51.57 per share, or 19.6% of the shares outstanding at the time of the spin-off in March 2008.

PMI’s forecast includes a share repurchase target amount for 2012 of $6.0 billion.

Acquisitions

In January 2011, PMI acquired a cigar business from Swedish Match Cigars BV in the Netherlands (SMN), a subsidiary of Scandinavian Tobacco Group (STG), including the trademarks Wee Willem and Willem II sold in the Australian and New Zealand markets, for $20 million.

In June 2011, PMI completed the acquisition of the cigarette manufacturing assets and trademarks of International Tobacco & Cigarettes Company Ltd. (ITCC) in Jordan, for $42 million. The acquisition expands PMI’s manufacturing footprint in the Middle East and enables PMI to locally manufacture Marlboro and L&M, together with the acquired brands Kareem, Mercury and Regency. The total cigarette market in Jordan in 2011 was approximately 7.0 billion units and PMI’s pro forma market share was 32.0%.

The effects of these and other smaller acquisitions were not material to PMI’s consolidated financial position, results of operations or cash flows.

Productivity and Cost Savings Program

In 2011, PMI exceeded its one-year gross productivity and cost savings target of $250 million.

PMI announces a one-year gross productivity and cost savings target for 2012 of approximately $300 million to be achieved mainly through manufacturing productivity improvements.

2012 Full-Year Forecast

PMI forecasts 2012 full-year reported diluted earnings per share to be in a range of $5.25 to $5.35, at prevailing exchange rates, versus $4.85 in 2011. Excluding a forecasted total unfavorable currency impact of approximately $0.10 for the full-year 2012, adjusted diluted earnings per share are projected to increase by approximately 10% to 12% versus $4.88 in 2011, as detailed in the attached Schedule 16. This guidance excludes the impact of any potential future acquisitions, unanticipated asset impairment and exit cost charges, and any unusual events.

The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

2011 FULL-YEAR AND FOURTH-QUARTER CONSOLIDATED RESULTS

Management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and to allocate resources. In the following discussion, the term “net revenues” refers to net revenues, excluding excise taxes, unless otherwise stated. Management also reviews OCI, operating margins and EPS on an adjusted basis (which may exclude the impact of currency and other items such as acquisitions or asset impairment and exit costs), EBITDA, free cash flow and net debt. Management believes it is appropriate to disclose these measures to help investors analyze business performance and trends. For a reconciliation of operating companies income to operating income, see the Condensed Statements of Earnings provided with this release. Reconciliations of non-GAAP measures to corresponding GAAP measures are also provided with this release. References to total international cigarette market, total cigarette market, total market and market shares are PMI estimates based on the latest available data from a number of sources. Comparisons are to the same prior-year period unless otherwise stated.

NET REVENUES

PMI Net Revenues ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change	Excl. Curr.	2011	2010	Change	Excl. Curr.
European Union	$2,208	$2,193	0.7%	(1.0)%	$9,212	$8,811	4.6%	(0.4)%
Eastern Europe, Middle East & Africa	1,972	1,878	5.0%	8.5%	7,881	7,409	6.4%	5.7%
Asia	2,647	2,106	25.7%	21.3%	10,705	7,935	34.9%	26.2%
Latin America & Canada	844	860	(1.9)%	0.8%	3,299	3,053	8.1%	5.8%

Total PMI	$7,671	$7,037	9.0%	8.4%	$31,097	$27,208	14.3%	9.7%

For the full-year 2011, net revenues of $31.1 billion were up by 14.3%, including favorable currency of $1.2 billion. Excluding currency, net revenues increased by 9.7%, driven by favorable pricing of $1.9 billion across all Regions, over half of which came from Asia, and favorable volume/mix of $609 million. The favorable volume/mix was driven by EEMA, mainly Algeria and Turkey, and Asia, mainly Indonesia and Japan, partly offset by the EU, mainly Greece, Italy, Portugal and Spain, and Latin America & Canada, mainly Mexico. Excluding currency and acquisitions, net revenues increased by 9.2%.

For the fourth-quarter 2011, net revenues of $7.7 billion were up by 9.0%, including favorable currency of $41 million. Excluding currency, net revenues increased by 8.4%, driven by favorable pricing of $260 million in the EU, EEMA and Latin America & Canada Regions, and favorable volume/mix of $319 million. Pricing in Asia was slightly unfavorable in the fourth quarter of 2011, due to the 2010 inventory revaluation in Japan following the excise tax-driven price increase of October 1, 2010. The favorable volume/mix was driven by Asia, mainly Indonesia and Japan, partly offset by the EU, mainly Italy and Spain, and by Latin America & Canada, mainly Mexico. Volume/mix in EEMA was slightly positive, driven by Algeria and Russia, partly offset by Turkey. Excluding currency and acquisitions, net revenues increased by 8.2%.

OPERATING COMPANIES INCOME

PMI Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change	Excl. Curr.	2011	2010	Change	Excl. Curr.
European Union	$1,012	$1,031	(1.8)%	(5.8)%	$4,560	$4,311	5.8%	(0.6)%
Eastern Europe, Middle East & Africa	747	740	0.9%	9.6%	3,229	3,152	2.4%	5.5%
Asia	1,036	790	31.1%	24.9%	4,836	3,049	58.6%	45.5%
Latin America & Canada	214	254	(15.7)%	(11.0)%	988	953	3.7%	3.9%

Total PMI	$3,009	$2,815	6.9%	6.4%	$13,613	$11,465	18.7%	13.7%

For the full-year 2011, reported operating companies income was up by 18.7% to $13.6 billion, including favorable currency of $578 million. Excluding currency and acquisitions, operating companies income was up by 13.6%, driven by higher pricing, and favorable volume/mix, partly offset by the unfavorable impact of Spain on growth rates in the EU, and unfavorable costs partially related to: airfreight of product to Japan in response to in-market shortages of competitors’ products; marketing investment in Japan; marketing and business infrastructure investment in Russia; higher manufacturing and distribution costs; and asset impairment and exit costs. Adjusted operating companies income grew by 19.2% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency and acquisitions, increased by 14.0%.

For the fourth-quarter 2011, reported operating companies income was up by 6.9% to $3.0 billion, including favorable currency of $14 million. Excluding currency and acquisitions, operating companies income was up by 6.3%, driven by higher pricing and favorable volume/mix in EEMA and Asia, partly offset by unfavorable volume/mix in the EU, partially reflecting the unfavorable impact of Spain on growth rates in the EU, and in Latin America & Canada, reflecting a lower total market and the timing of shipments in Mexico; and unfavorable costs, notably increased marketing investment in the EU, Japan and Russia and business infrastructure investment in Russia, and higher asset impairment and exit costs. Adjusted operating companies income grew by 7.6% as shown in the table below and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 7.0%.

PMI Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change		2011	2010	Change
Reported OCI	$3,009	$2,815	6.9%		$13,613	$11,465	18.7%
Asset impairment & exit costs	(49)	(27)			(109)	(47)

Adjusted OCI	$3,058	$2,842	7.6%		$13,722	$11,512	19.2%
Adjusted OCI Margin*	39.9%	40.4%	(0.5	) p.p.	44.1%	42.3%	1.8	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

For the full-year 2011, adjusted operating companies income margin, excluding the impact of currency, was up by 1.7 percentage points to 44.0%, as detailed on Schedule 15. Excluding currency and acquisitions, adjusted operating companies income margin was up by 1.9 percentage points to 44.2%.

For the fourth-quarter 2011, adjusted operating companies income margin, excluding the impact of currency and acquisitions, was down by 0.5 percentage points to 39.9%, as detailed on Schedule 11.

SHIPMENT VOLUME & MARKET SHARE

PMI Cigarette Shipment Volume by Segment (Million Units)

	Fourth-Quarter			Full-Year
	2011	2010	Change	2011	2010	Change
European Union	49,580	53,347	(7.1)%	211,493	222,964	(5.1)%
Eastern Europe, Middle East & Africa	72,218	72,047	0.2%	290,250	289,312	0.3%
Asia	78,095	70,702	10.5%	313,282	282,290	11.0%
Latin America & Canada	26,729	28,854	(7.4)%	100,241	105,290	(4.8)%

Total PMI	226,622	224,950	0.7%	915,266	899,856	1.7%

PMI’s cigarette shipment volume was up by 1.7% in 2011, driven by growth from every one of PMI’s top ten brands by volume which, collectively, represented more than 75% of PMI’s total cigarette shipment volume. PMI’s volume was up by 0.7% in the fourth quarter. Excluding acquisitions, PMI’s cigarette shipment volume was up by 0.5% for the full year or by 0.6% for the fourth quarter.

2011 Full-Year

In the EU, cigarette shipment volume decreased by 5.1%, predominantly due to lower total markets and share, mainly in Italy, Portugal and Spain, and a lower total market in Greece. In EEMA, cigarette shipment volume grew by 0.3%, driven by higher total markets in Algeria and Saudi Arabia, and higher share in Algeria and Turkey. In Asia, PMI’s cigarette shipment volume increased by 11.0%, fueled by a higher total market and share in Indonesia, higher share in Japan and Korea, and the favorable impact of the business combination in the Philippines. In Latin America & Canada, cigarette shipment volume decreased by 4.8%, mainly due to Mexico, reflecting a lower total market, partly offset by a higher total market and share in Argentina, and higher share in Canada.

Total cigarette shipments of Marlboro of 300.1 billion units were up by 0.9%, driven primarily by growth in EEMA of 5.3%, in particular in the Middle East and North Africa, and in Asia of 8.8%, notably in Indonesia, Japan, Korea and Vietnam. The growth was partly offset by a decline: in the EU of 5.1%, mainly reflecting lower total markets and share, primarily in Italy, Portugal and Spain, a lower market in Greece, and lower share in Germany, partly offset by share growth in Belgium and Hungary; and in Latin America & Canada of 5.8%, mainly due to a lower total market in Mexico, partly offset by share growth in Argentina, Colombia and Brazil.

Total cigarette shipments of L&M of 90.1 billion units were up by 1.7%, reflecting growth in the EU, EEMA and Latin America & Canada Regions. Total cigarette shipments of Bond Street of 45.0 billion units increased by 2.0%, led mainly by growth in Kazakhstan, Russia and Ukraine, partially offset by declines in

Hungary and Turkey. Total cigarette shipments of Parliament of 39.4 billion units were up by 12.1%, fueled by growth in all four Regions. Total cigarette shipments of Philip Morris of 39.3 billion units increased by 1.4%, mainly reflecting growth in Japan and Argentina, partly offset by a decline in the Philippines. Total cigarette shipments of Chesterfield of 36.7 billion units were up by 0.6%, driven by growth in the EU, primarily in Germany and Portugal. Total cigarette shipments of Lark of 33.7 billion units increased by 17.5%, driven by growth in Japan, partially offset by a decline in Turkey.

Total shipment volume of other tobacco products (OTP), in cigarette equivalent units, excluding acquisitions, grew by 7.2%, notably in Benelux, France, Italy and Germany. Total shipment volume for cigarettes and OTP combined was up by 0.7%, excluding acquisitions.

PMI’s market share performance was stable, or registered growth, in a number of key markets, including Algeria, Argentina, Austria, Australia, Belgium, Canada, France, Germany, Greece, Hong Kong, Indonesia, Japan, Korea, Malaysia, Mexico, the Netherlands, the Philippines, Russia, Saudi Arabia, Singapore, Thailand and Turkey.

2011 Fourth-Quarter

In the EU, cigarette shipment volume decreased by 7.1%, predominantly due to lower total markets and share, mainly in Italy, Portugal and Spain, and a lower total market in Greece. In EEMA, cigarette shipment volume grew by 0.2%, primarily driven by the Middle East and North Africa, notably due to a higher total market and share in Algeria, partially offset by a lower total market in Turkey. In Asia, PMI’s cigarette shipment volume increased by 10.5%, fueled by double-digit growth in Indonesia, Japan and Korea. In Latin America & Canada, cigarette shipment volume decreased by 7.4%, mainly due to Mexico, reflecting a lower total market.

Total cigarette shipments of Marlboro of 74.5 billion units were up by 2.3%, driven primarily by growth in EEMA of 8.7%, in particular in the Middle East and North Africa, and in Asia of 18.2%, notably in Indonesia, Japan, Korea and Vietnam. The growth was partly offset by a decline: in the EU of 7.7%, mainly reflecting lower total markets and share, primarily in France, Italy, Portugal and Spain, and a lower total market in Greece, partly offset by share growth in Greece, Hungary and Poland; and in Latin America & Canada of 8.7%, primarily due to a lower total market and the timing of shipments in Mexico.

Total cigarette shipments of L&M of 22.0 billion units were down by 1.9%, mainly reflecting a decline in Turkey, partly offset by growth in Germany, Poland and Russia. Total cigarette shipments of Bond Street of 11.0 billion units increased by 1.5%, led by growth in Ukraine. Total cigarette shipments of Philip Morris of 9.6 billion units increased by 2.4%, driven by growth in Japan. Total cigarette shipments of Chesterfield of 8.9 billion units were up by 1.4%, driven by growth in Portugal. Total cigarette shipments of Parliament of 10.1 billion units surged by 18.7%, fueled by growth in all four Regions, primarily in the markets of Japan, Korea and Russia. Total cigarette shipments of Lark of 7.4 billion units leapt by 25.8%, driven primarily by growth in Japan, partially offset by a decline in Turkey.

Total shipment volume of OTP, in cigarette equivalent units, excluding acquisitions, grew by 9.9%, notably in Belgium, France, Germany and Italy. Total shipment volume for cigarettes and OTP combined was up by 0.9%, excluding acquisitions.

PMI’s market share performance was stable, or registered growth, in a number of key markets, including Algeria, Argentina, Canada, Egypt, France, Germany, Greece, Hong Kong, Indonesia, Japan, Kazakhstan, Korea, Malaysia, Mexico, the Philippines, Poland, Russia, Saudi Arabia, Thailand, Turkey, and Ukraine.

EUROPEAN UNION REGION (EU)

2011 Full-Year

In the EU, net revenues increased by 4.6% to $9.2 billion, including favorable currency of $440 million. Excluding currency, net revenues declined by 0.4%, largely due to unfavorable volume/mix of $337 million, primarily attributable to the adverse economic environment in the south of Europe, notably Greece, Italy, Portugal and Spain. The unfavorable volume/mix was partly offset by favorable pricing of $298 million, driven by France, Germany, Italy and Poland.

Operating companies income increased by 5.8% to $4.6 billion, predominantly due to favorable pricing, and favorable currency of $277 million, partly offset by unfavorable volume/mix and higher costs, largely manufacturing, including asset impairment and exit costs related to the restructuring of manufacturing and R&D facilities. Excluding the favorable impact of currency, operating companies income was down by 0.6%, partially reflecting the unfavorable impact of a lower total market and share in Spain.

Adjusted operating companies income increased by 6.2%, as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency and acquisitions, decreased by 0.2%.

EU Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change		2011	2010	Change
Reported OCI	$1,012	$1,031	(1.8)%		$4,560	$4,311	5.8%
Asset impairment & exit costs	(22)	(7)			(45)	(27)

Adjusted OCI	$1,034	$1,038	(0.4)%		$4,605	$4,338	6.2%
Adjusted OCI Margin*	46.8%	47.3%	(0.5	) p.p.	50.0%	49.2%	0.8	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 0.2 percentage points to 49.4%, as detailed on Schedule 15.

The total cigarette market in the EU declined by 4.3%, due primarily to the impact of a lower total market: in Greece, mainly reflecting the unfavorable impact of excise tax-driven price increases in 2010 and 2011, that drove the retail price of Marlboro up by 25% between the first quarter of each year, and the continuing adverse economic environment; in Italy, due primarily to excise tax-driven price increases in 2010 and July 2011, and the VAT-driven price increase of September 2011; in Spain, following the cumulative unfavorable impact of price increases in 2010 and 2011, the implementation of stricter indoor public smoking bans in January 2011, unfavorable trade inventory movements, and continuing adverse economic conditions; in Portugal, reflecting both excise tax and VAT-driven price increases in 2010 and January 2011, and the continuing adverse economic environment; the growth of the OTP segment, primarily in Belgium, France, Germany and Italy; and an increase in illicit trade, notably in Greece and Spain. Excluding Spain, which represented almost half of the total regional market decline, the total cigarette market in the EU declined by 2.5%.

PMI’s cigarette shipment volume in the EU declined by 5.1%, due principally to the aforementioned reasons. Shipment volume of Marlboro decreased by 5.1%, mainly due to lower total markets, particularly in Greece and Spain, and to lower share, primarily in Germany, Italy, Portugal and Spain, partially offset by higher share in Belgium and Hungary. Shipment volume of L&M was up by 2.7%, driven by higher share in Germany, the Netherlands and Poland. Shipment volume of Chesterfield was up by 8.5%, driven by higher share in France, Poland and Portugal.

PMI’s market share in the EU was down by 0.3 share points to 38.2% as gains, notably in Belgium, France, Germany, Greece, Hungary and the Netherlands, were more than offset by declines, mainly in the Czech Republic, Italy, Poland, Portugal and Spain. Marlboro’s share in the EU was down by 0.2 points to 17.9%, reflecting a higher share mainly in Belgium, the Czech Republic, Greece, Hungary and the Netherlands, which was more than offset by lower share in Germany, Italy and Spain. L&M’s market share in the EU was up by 0.2 points to 6.5%, driven by gains in Germany, Poland and Spain, and the Netherlands. Complementing L&M, market share of Chesterfield in the EU was up by 0.2 points to 3.1%, driven by broad market gains, particularly in Portugal where it was the fastest-growing cigarette brand in 2011.

PMI’s shipment of OTP, in cigarette equivalent units, grew by 15.0%, mainly reflecting a higher total market and share in Belgium, France, Germany and Italy.

2011 Fourth-Quarter

In the EU, net revenues increased by 0.7% to $2.2 billion, including favorable currency of $38 million. Excluding currency, net revenues declined by 1.0%, mainly reflecting unfavorable volume/mix of $126 million, primarily attributable to the adverse economic environment in the south of Europe, notably Italy, Portugal and Spain. The unfavorable volume/mix variance was largely offset by higher pricing of $103 million, driven by France, Germany and Italy.

Operating companies income decreased by 1.8% to $1.0 billion, due predominantly to: unfavorable volume/mix, including the adverse impact of lower total markets and share, notably in Italy and Spain; higher costs, including additional marketing investment in support of a new Marlboro campaign in Germany, and Marlboro brand launches in France, Spain and Switzerland; asset impairment and exit costs related to the restructuring of manufacturing facilities in Greece and R&D facilities in Germany; partly offset by favorable currency of $41 million and higher pricing. Excluding the favorable impact of currency, operating companies income was down by 5.8%.

Adjusted operating companies income decreased by 0.4%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, decreased by 4.3%.

Excluding the impact of currency, adjusted operating companies income margin was down by 1.5 percentage points to 45.8%, as detailed on Schedule 11.

The total cigarette market in the EU declined by 6.7%, due primarily to the impact of a lower total market: in France, reflecting the reversal of trade inventories built up ahead of the October 2011 price increase, compounded by a six-day strike in December 2011 at the industry’s principal distributor; in Greece, reflecting excise tax-driven price increases in January and July 2011 and the continuing adverse economic environment; in Italy, mainly due to excise tax-driven price increases in July 2011 and VAT-driven price increases in September 2011; in Spain, reflecting the cumulative unfavorable impact of price increases in 2010 and 2011, the implementation of stricter indoor public smoking bans in January 2011, and continuing adverse economic conditions; and in Portugal, reflecting excise-tax driven price increases in 2010 and January 2011, and the continuing adverse economic environment. Excluding Spain, the total cigarette market in the EU declined by 5.2%.

PMI’s cigarette shipment volume in the EU declined by 7.1%, mainly due to the aforementioned reasons. Shipment volume of Marlboro decreased by 7.7%, mainly due to lower total markets, particularly Spain, and to lower share, primarily in Germany, Italy and Spain, partially offset by higher share in Greece, Hungary and Poland. Shipment volume of L&M was up by 3.7%, driven by higher share in Germany and Poland. Shipment volume of Chesterfield was up by 6.1%, driven by higher share in Portugal.

PMI’s market share in the EU was up slightly by 0.2 share points to 38.0% as gains, notably in Germany, Greece and Poland, offset declines, mainly in the Czech Republic, Italy, Portugal and Spain. Marlboro’s share in the EU was down slightly by 0.1 point to 17.9%, reflecting a higher share mainly in Greece, Hungary and Poland which was more than offset by lower share in France, Germany, Italy, Portugal and Spain. L&M’s market share in the EU was up by 0.5 points to 6.6%, primarily driven by gains in Germany, Greece and Poland. Complementing L&M, market share of Chesterfield in the EU was up by 0.3 points to 3.2%, driven by broad market gains, particularly in Portugal.

PMI’s shipment of OTP, in cigarette equivalent units, grew by 22.7%, mainly reflecting a higher total market and share in Belgium, France, Germany and Italy.

EU Key Market Commentaries

In the Czech Republic, the total cigarette market was essentially flat in 2011 at 21.1 billion units. In the fourth quarter, the total cigarette market was up by 0.8%. PMI’s shipments in 2011 were down by 7.4%. Market share for the full year was down by 3.5 points to 44.3%, principally reflecting continued share declines for lower-margin local brands, such as Petra and Sparta, down by a combined 3.0 points. This decline was partly offset by a higher share for Marlboro, up by 0.4 points to 7.2%, benefiting from the April 2011 launch of Marlboro Core Flavor and Marlboro Gold Touch, and a higher share for Red & White, up by 0.3 points to 12.9%.

In France, the total cigarette market was down by 1.3% to 54.1 billion units in 2011. In the fourth quarter, the total cigarette market was down by 5.0%, reflecting the reversal of trade inventories built up ahead of the October 2011 price increase, compounded by a six-day strike in December 2011 at the industry’s principal distributor. Excluding these events, the total cigarette market in the quarter declined by an estimated 1.0%. PMI’s shipments in 2011 were down by 1.7%. PMI’s market share was up slightly by 0.1 point to 40.5%. While market share of Marlboro declined by 0.2 points to 25.7%, it was more than offset by a higher share for the premium Philip Morris brand, up by 0.4 points to 8.2%, as well as by a higher share for Chesterfield, up by 0.3 points to 3.1%. PMI’s share of the fine-cut market, which it has led since the first quarter of 2011, grew by 5.1 points to 24.6% for the full year, driven by the February 2011 launch of Marlboro, and Philip Morris.

In Germany, while the total cigarette market was down by 1.5% in the fourth quarter 2011, it grew by 0.7% for the full year to 84.5 billion units. PMI’s shipments were up by 1.8% in 2011 and market share grew by 0.4 points to 35.9%. While share of Marlboro was down by 0.5 points to 20.9%, share of L&M, the fastest-growing cigarette brand in the market, was up by 1.1 points to 10.4%.

In Italy, the total cigarette market was down by 1.8% to 85.5 billion units in 2011, reflecting the unfavorable impact of excise tax-driven price increases in 2010, price increases in July 2011, and a VAT-driven price increase of €0.20 per pack in September 2011. In the fourth quarter, the total cigarette market was down by 6.3%, reflecting the abovementioned unfavorable impact of price increases and the reversal of trade inventories built up ahead of the September 2011 price increase. PMI’s shipments were down by 3.6% in 2011 and market share declined by 0.8 points to 53.1%. Marlboro’s market share was down by 0.3 points to 22.5%.

In Poland, the total cigarette market was down by 3.1% to 55.6 billion units in 2011, reflecting the unfavorable impact of excise tax-driven price increases in the fourth quarter of 2010 and second quarter of 2011, as well as the introduction of an indoor public smoking ban in November of 2010. The total cigarette market was down by 1.3% in the fourth quarter of 2011. PMI’s shipments were down by 8.3% in 2011. PMI’s market share was down by 2.0 points to 35.3%, mainly due to lower share of low-price Red & White, down by 2.6 points to 5.1%, partially offset by L&M, up by 1.1 points to 15.9%, supported by the launch of L&M Forward in April 2011, and Chesterfield, up by 0.6 points to 1.4%. Share of Marlboro was essentially flat at 10.4%.

In Spain, the total cigarette market was down by 16.6% to 60.6 billion units in 2011, and by 17.7% in the fourth quarter, largely due to the continuing adverse economic environment and the introduction of a total indoor public smoking ban in January 2011. PMI’s shipments were down by 18.4% in 2011. PMI’s market share was down by 0.9 points to 30.8%. Share of Marlboro of 14.6% was down by 0.7 points, reflecting the additional impact of crossing the €4.00 per pack retail price point during the year.

EASTERN EUROPE, MIDDLE EAST & AFRICA REGION (EEMA)

2011 Full-Year

In EEMA, net revenues increased by 6.4% to $7.9 billion, including favorable currency of $49 million. Excluding the impact of currency and acquisitions, net revenues increased by 5.4%, primarily due to favorable pricing of $271 million, primarily in Kazakhstan, Russia, Saudi Arabia and Ukraine, and favorable volume/mix of $127 million.

Operating companies income increased by 2.4% to $3.2 billion, despite unfavorable currency of $97 million. Excluding the impact of currency and acquisitions, operating companies income increased by 5.9%, due primarily to higher pricing and favorable volume/mix, partly offset by higher costs, principally related to marketing and business infrastructure investment in Russia. Adjusted operating companies income increased by 3.2%, as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency and acquisitions, increased by 6.3%.

EEMA Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change		2011	2010	Change
Reported OCI	$747	$740	0.9%		$3,229	$3,152	2.4%
Asset impairment & exit costs	(7)	0			(25)	0

Adjusted OCI	$754	$740	1.9%		$3,254	$3,152	3.2%
Adjusted OCI Margin*	38.2%	39.4%	(1.2	) p.p.	41.3%	42.5%	(1.2	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 0.4 percentage points to 42.9%, as detailed on Schedule 15.

PMI’s cigarette shipment volume in EEMA increased by 0.3%, predominantly due to: the Middle East, primarily Saudi Arabia, mainly reflecting a higher total market; North Africa, primarily Algeria, driven by a higher total market and share growth; and Turkey, reflecting share growth. This increase was partly offset by a decline in Russia and Ukraine, largely due to lower total markets, and Libya, reflecting the imposition of economic sanctions during most of the year.

PMI’s cigarette shipment volume of premium brands grew by 5.8% in EEMA, reflecting the first year-on-year increase since 2008, driven by Marlboro and Parliament, up by 5.3% and 12.9%, respectively.

2011 Fourth-Quarter

In EEMA, net revenues increased by 5.0% to $2.0 billion, despite unfavorable currency of $66 million. Excluding the impact of currency and acquisitions, net revenues increased by 7.9%, primarily due to favorable pricing of $139 million, principally in Russia and Turkey.

Operating companies income increased by 0.9% to $747 million, despite unfavorable currency of $64 million. Excluding the impact of currency, operating companies income increased by 9.6%, due to higher pricing and favorable volume/mix, partly offset by higher costs, principally related to marketing and business infrastructure investment in Russia. Adjusted operating companies income increased by 1.9%, as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, increased by 10.5%.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 1.0 percentage point to 40.4%, as detailed on Schedule 11.

PMI’s cigarette shipment volume in EEMA increased by 0.2%, predominantly due to the Middle East, and North Africa, primarily Algeria, driven by a higher total market and share growth, partly offset by a decline in Turkey, reflecting the unfavorable impact of excise tax-driven price increases in October 2011.

PMI’s cigarette shipment volume of premium brands grew by 8.1% in EEMA, driven by Marlboro and Parliament, up by 8.7% and 12.3%, respectively.

EEMA Key Market Commentaries

In Russia, the total cigarette market declined by approximately 2% to an estimated 375 billion units in 2011. PMI’s shipment volume decreased by 2.3%. While shipment volume of PMI’s premium portfolio was down by 2.7%, primarily due to a decline in Marlboro of 12.1%, shipment volume of Parliament was up by 4.2%. In the fourth quarter, shipment volume of PMI’s premium segment was up by 3.2%, the first quarterly increase since the fourth quarter of 2008, driven by Parliament, up by a strong 14.9%. In the mid-price segment, while shipment volume was down by 3.3% in 2011, mainly due to Chesterfield, down by 0.7%, and L&M, down by 4.3%, volume of each brand was up in the fourth quarter by 2.0% and 12.1%, respectively. In the low-price segment, shipment volume of Bond Street was up by 3.3% for the full year. PMI’s market share of 25.8%, as measured by A.C. Nielsen, was up by 0.2 points. Market share for Parliament, in the premium segment, was up slightly by 0.1 point; Marlboro, in the premium segment, was down by 0.2 points; L&M in the mid-price segment was down by 0.4 points; Chesterfield in the mid-price segment was up slightly by 0.1 point; and Bond Street in the low-price segment was up by 0.4 points.

In Turkey, the total cigarette market was down by 2.3% to 91.2 billion units in 2011, due to the unfavorable impact of excise tax-driven price increases in the fourth quarter of 2011 which drove a 10.6% total cigarette market decline in the last three months of the year. PMI’s shipment volume increased by 7.1% in 2011. PMI’s market share, as measured by A.C. Nielsen, grew by 2.7 points to a record 44.8%, driven by Parliament, Muratti and L&M, up by 0.9, 0.6 and 3.1 share points, respectively, partly offset by declines in Lark and Bond Street, down by 1.0 and 0.6 points, respectively. Market share of Marlboro was down by 0.2 points to 9.3%.

In Ukraine, the total cigarette market declined by 8.1% to 85.6 billion units in 2011, reflecting the unfavorable impact of excise tax-driven price increases in 2010 and 2011. While PMI’s shipment volume decreased by 10.7% for the full year, it was down by 0.7% for the fourth quarter, reflecting: a favorable comparison with the fourth quarter of 2010, a stabilizing total market in the latter half of 2011 and a sequential market share improvement in the fourth quarter of 2011. PMI’s market share for 2011, as measured by A.C. Nielsen, was down by 2.4 points to 32.5%, due to declines in PMI’s medium and low-price segments. Share for premium Parliament was up by 0.3 points to 2.7%. Share of Marlboro was up by 0.2 points to 5.7%. PMI’s market share in the fourth quarter of 2011 was down by 0.1 point to 32.8%.

ASIA REGION

2011 Full-Year

In Asia, net revenues increased strongly by 34.9% to $10.7 billion, including favorable currency of $690 million. Excluding the impact of currency, net revenues increased by 26.2%, reflecting the favorable impact of pricing of $991 million, primarily in Australia, Indonesia, Japan and the Philippines, and favorable volume/mix of $977 million, principally in Indonesia, Japan and Korea. Excluding the impact of currency and acquisitions, net revenues increased by 24.8%.

Operating companies income surged by 58.6% to reach $4.8 billion. Excluding the favorable impact of currency of $400 million, operating companies income increased by 45.5%, driven by strong growth in Australia, Indonesia, Japan, Korea and the Philippines. Excluding the impact of currency and acquisitions, operating companies income increased by 44.6%. Adjusted operating companies income increased by

58.1% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency and acquisitions, increased by 44.1%.

Asia Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change		2011	2010	Change
Reported OCI	$1,036	$790	31.1%		$4,836	$3,049	58.6%
Asset impairment & exit costs	(8)	(20)			(15)	(20)

Adjusted OCI	$1,044	$810	28.9%		$4,851	$3,069	58.1%
Adjusted OCI Margin*	39.4%	38.5%	0.9	p.p.	45.3%	38.7%	6.6	p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 6.0 percentage points to 44.7%, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Asia increased by 11.0%, predominantly due to growth in Indonesia, Japan, Korea and the Philippines. The growth was partly offset by a decline in Pakistan of 14.6%, due to the continued growth of illicit products and market share erosion.

Shipment volume of Marlboro was up by 8.8%, driven by growth in Indonesia, Japan, Korea and Vietnam, partly offset by a decline in the Philippines, reflecting the unfavorable impact of an excise-tax driven price increase in January 2011.

2011 Fourth-Quarter

In Asia, net revenues increased strongly by 25.7% to $2.6 billion, including favorable currency of $92 million. Excluding the impact of currency, net revenues increased by 21.3%, reflecting favorable volume/mix of $498 million, mainly in Japan, Indonesia and Korea, partly offset by an unfavorable pricing variance of $51 million. This pricing variance largely reflects an unfavorable comparison with the fourth quarter of 2010, following an inventory revaluation in Japan driven by the October 1, 2010, excise tax-driven price increases, partly offset by the favorable impact of pricing in Australia, Indonesia and the Philippines in 2011. Excluding the impact of currency and acquisitions, net revenues increased by 21.2%.

Operating companies income surged by 31.1% to reach $1.0 billion. Excluding the favorable impact of currency of $49 million, operating companies income increased by 24.9%, reflecting strong growth in Australia, Indonesia, Japan, Korea and the Philippines, despite higher costs related primarily to increased marketing investment in Japan. Excluding the impact of currency and acquisitions, operating companies income increased by 24.7%. Adjusted operating companies income increased by 28.9% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency and acquisitions, increased by 22.6%.

Excluding the impact of currency and acquisitions, adjusted operating companies income margin was up by 0.4 percentage points to 38.9%, as detailed on Schedule 11.

PMI’s cigarette shipment volume in Asia increased by 10.5%, predominantly due to growth in Indonesia, Japan and Korea. The growth was partly offset by declines in Pakistan of 17.2%, due to the continued growth of illicit products, and in the Philippines of 8.1%, due to a lower total market and the unfavorable impact of excise tax-driven price increases in January 2011.

Shipment volume of Marlboro was up by a strong 18.2%, driven by growth in Indonesia, Japan, Korea and Vietnam, partly offset by a decline in the Philippines for the abovementioned reasons.

Asia Key Market Commentaries

In Indonesia, the total cigarette market was up by 8.8% to 294.0 billion units in 2011, driven by growth in the low-price and the machine-made LTLN (low “tar”, low nicotine) segments. PMI’s shipment volume increased by 16.6%, with all brand families recording growth. Market share was up by 2.1 points to a record 31.2%, driven by growth from premium Sampoerna A, mid-price U Mild and low-price Vegas Mild and Trend Mild. Although Marlboro’s market share was down slightly by 0.1 point to 4.3%, shipments grew by 5.2% and share of the “white” cigarettes segment increased by 4.0 points to 65.5%. Market share in the fourth quarter 2011 was up by 2.9 points to 32.6%.

In Japan, the total cigarette market decreased by 10.8% to 195.3 billion units in 2011, reflecting the unfavorable impact of October 1, 2010 excise tax-driven price increases and the underlying market decline. PMI’s shipment volume was up by 24.1%, driven by increased demand following in-market shortages of competitors’ products during the year. PMI’s full year market share of 30.7% was up by 6.3 points, reflecting growth of Marlboro, Lark, the Philip Morris brand and Virginia S. up by 2.1, 3.1, 0.5 and 0.5 points, to 13.1%, 9.7%, 2.8% and 2.4%, respectively. PMI exited 2011 with a fourth-quarter share of 28.2%, up nearly four share points compared to a full-year market share of 24.4% in 2010.

In Korea, the total cigarette market declined by 0.6% to 90.0 billion units in 2011. PMI’s shipment volume increased by 16.7%, driven by market share increases. PMI’s market share reached a record 19.8%, up by 2.9 points, driven by Marlboro and Parliament, up by 1.7 and 1.1 points to 8.6% and 6.7%, respectively. Market share in the fourth quarter was 20.2%, up by 3.5 points.

In the Philippines, the total cigarette market declined by 4.0% to 97.4 billion units in 2011, mainly reflecting the impact of excise tax-driven price increases in January 2011. PMI’s shipment volume was up by 7.5%. Adjusted for the business combination of PMFTC, established on February 25, 2010, shipment volume declined by 4.1%. PMI’s market share reached 94.0%, up by 1.2 points.

LATIN AMERICA & CANADA REGION

2011 Full-Year

In Latin America & Canada, net revenues increased by 8.1% to $3.3 billion, including favorable currency of $70 million. Excluding the impact of currency, net revenues increased by 5.8%, reflecting favorable pricing of $334 million, primarily in Argentina, Brazil, Canada and Mexico, partially offset by unfavorable volume/mix of $158 million, primarily due to a lower total market in Mexico following the excise tax-driven price increases of December 2010.

Operating companies income increased by 3.7% to $988 million, primarily reflecting favorable pricing, partly offset by unfavorable volume/mix and higher costs, primarily manufacturing, as well as asset impairment and exit costs related to the restructuring of manufacturing facilities in Uruguay and Venezuela. Adjusted operating companies income grew by 6.2% as shown in the table below and detailed on Schedule 15. Adjusted operating companies income, excluding currency, increased by 6.4%.

Latin America & Canada Operating Companies Income ($ Millions)

	Fourth-Quarter				Full-Year
	2011	2010	Change		2011	2010	Change
Reported OCI	$214	$254	(15.7)%		$988	$953	3.7%
Asset impairment & exit costs	(12)	0			(24)	0

Adjusted OCI	$226	$254	(11.0)%		$1,012	$953	6.2%
Adjusted OCI Margin*	26.8%	29.5%	(2.7	) p.p.	30.7%	31.2%	(0.5	) p.p.

*	Margins are calculated as adjusted OCI, divided by net revenues, excluding excise taxes.

Excluding the impact of currency, adjusted operating companies income margin increased by 0.2 percentage points to 31.4%, as detailed on Schedule 15.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 4.8%, mainly due to Mexico, partly offset by an increase in Argentina. Shipment volume of Marlboro decreased by 5.8%, principally due to Mexico, partially offset by growth in Argentina, Brazil and Colombia.

2011 Fourth-Quarter

In Latin America & Canada, net revenues decreased by 1.9% to $844 million, including unfavorable currency of $23 million. Excluding the impact of currency, net revenues increased by 0.8%, reflecting favorable pricing of $69 million, primarily in Argentina, Brazil and Canada, offsetting unfavorable volume/mix of $62 million, due largely to Mexico.

Operating companies income decreased by 15.7% to $214 million, primarily reflecting favorable pricing, more than offset by unfavorable volume/mix and higher costs, including asset impairment and exit costs related to the restructuring of manufacturing facilities, principally in Uruguay. Adjusted operating companies income declined by 11.0% as shown in the table above and detailed on Schedule 11. Adjusted operating companies income, excluding currency, decreased by 6.3%.

Excluding the impact of currency, adjusted operating companies income margin decreased by 2.0 percentage points to 27.5%, as detailed on Schedule 11.

PMI’s cigarette shipment volume in Latin America & Canada decreased by 7.4%, due primarily to Mexico. Shipment volume of Marlboro decreased by 8.7%, due principally to Mexico.

Latin America & Canada Key Market Commentaries

In Argentina, the total cigarette market grew by 2.6% to 43.8 billion units in 2011, reflecting growth in the economy. PMI’s cigarette shipment volume increased by 3.8%. PMI’s market share was up by 0.8 points to 74.4%, reflecting growth of Marlboro, up by 0.8 points to 24.1%, and of the mid-price Philip Morris brand, up by 0.4 share points to 38.0%. Share of low-price Next was down by 0.2 points to 3.6%. PMI’s market share in the fourth quarter 2011 was up by 0.6 points to 74.4%.

In Canada, the total tax-paid cigarette market was down by 0.8% to 32.1 billion units in 2011, reflecting a flattening of the return of illicit trade to the legitimate market. PMI’s cigarette shipment volume increased by 1.3%. PMI’s market share grew by 0.8 points to 34.1%, with premium brand Belmont up slightly by 0.1 point to 1.8% and low-price brand Next up by 2.5 points to 6.9%, partly offset by mid-price Number 7 and Canadian Classics, and low-price Accord, down by 0.4, 0.4 and 0.7 share points, to 4.1%, 8.7% and 3.6%, respectively. PMI’s market share in the fourth quarter 2011 was up by 0.8 points to 34.2%.

In Mexico, the total cigarette market was down by 21.1% to 34.3 billion units in 2011, primarily due to the significant January 1, 2011, excise tax increase, which drove a 26.7% increase in the retail price of Marlboro, and also fueled a surge in the availability of illicit products. In the fourth quarter of 2011, the total cigarette market was down by 25.2%, reflecting an unfavorable comparison with the fourth-quarter of 2010, which was favorably impacted by trade inventory movements ahead of the aforementioned excise tax increase. Although PMI’s cigarette shipment volume decreased by 18.6% in 2011, market share grew by 2.2 points to 72.3%, led by Marlboro, up by 3.2 share points to 52.3%, and Benson & Hedges, up by 0.6 points to 6.1%. Market share of low-price Delicados, the second best-selling brand in the market, declined by 1.0 point to 10.9%. PMI’s market share in the fourth quarter 2011 was up by 2.9 points to 73.1%.

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 international brands, including Marlboro, the number one cigarette brand worldwide. PMI’s products are sold in approximately 180 countries. In 2011, the company held an estimated 16.0% share of the total international cigarette market outside of the U.S., or 28.1% excluding the People’s Republic of China and the U.S. For more information, see www.pmi.com.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results and outcomes to differ materially from those contained in such forward-looking statements.

Philip Morris International Inc. and its tobacco subsidiaries (PMI) are subject to intense price competition; changes in consumer preferences and demand for their products; fluctuations in levels of customer inventories; increases in raw material costs; the effects of global economic developments and individual country economic and market conditions; unfavorable currency movements and changes to income tax laws. Their results are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to new consumer trends; to develop new products and markets and to broaden brand portfolios in order to compete effectively; to be able to protect and enhance margins through price increases; and to improve productivity.

PMI is also subject to legislation and governmental regulation, including actual and potential excise tax increases; discriminatory excise tax structures; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases on consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and governmental investigations.

PMI is subject to litigation, including risks associated with adverse jury and judicial determinations, and courts reaching conclusions at variance with PMI’s understanding of applicable law.

PMI is further subject to other risks detailed from time to time in its publicly filed documents, including the Form 10-Q for the quarter ended September 30, 2011. PMI cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make, except in the normal course of its public disclosure obligations.

###

Schedule 1

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended December 31,

($ in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$18,876	$17,807	6.0%
Cost of sales	2,692	2,501	7.6%
Excise taxes on products (1)	11,205	10,770	4.0%

Gross profit	4,979	4,536	9.8%
Marketing, administration and research costs	1,921	1,694
Asset impairment and exit costs	49	27

Operating companies income	3,009	2,815	6.9%
Amortization of intangibles	25	23
General corporate expenses	48	49

Operating income	2,936	2,743	7.0%
Interest expense, net	187	216

Earnings before income taxes	2,749	2,527	8.8%
Provision for income taxes	803	717	12.0%

Net earnings	1,946	1,810	7.5%
Net earnings attributable to noncontrolling interests	60	58

Net earnings attributable to PMI	$1,886	$1,752	7.6%

Per share data:(2)
Basic earnings per share	$1.08	$0.96	12.5%

Diluted earnings per share	$1.08	$0.96	12.5%

(1)	The segment detail of excise taxes on products sold for the quarters ended December 31, 2011 and 2010 is shown on Schedule 2.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the quarters ended December 31, 2011 and 2010 are shown on Schedule 4, Footnote 1.

Schedule 2

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2011	Net Revenues (1)	$7,118	$4,257	$5,013	$2,488	$18,876
	Excise Taxes on Products	(4,910)	(2,285)	(2,366)	(1,644)	(11,205)

	Net Revenues excluding Excise Taxes	2,208	1,972	2,647	844	7,671

2010	Net Revenues	$6,997	$4,263	$4,141	$2,406	$17,807
	Excise Taxes on Products	(4,804)	(2,385)	(2,035)	(1,546)	(10,770)

	Net Revenues excluding Excise Taxes	2,193	1,878	2,106	860	7,037

Variance	Currency	38	(66)	92	(23)	41
	Acquisitions	—	12	2	—	14
	Operations	(23)	148	447	7	579

	Variance Total	15	94	541	(16)	634
	Variance Total (%)	0.7%	5.0%	25.7%	(1.9)%	9.0%

	Variance excluding Currency	(23)	160	449	7	593
	Variance excluding Currency (%)	(1.0)%	8.5%	21.3%	0.8%	8.4%

	Variance excluding Currency & Acquisitions	(23)	148	447	7	579
	Variance excluding Currency & Acquisitions (%)	(1.0)%	7.9%	21.2%	0.8%	8.2%

(1)	2011 Currency increased (decreased) net revenues as follows:

European Union	$96
EEMA	(330)
Asia	140
Latin America & Canada	(89)

$(183)

Schedule 3

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA	Asia	Latin America & Canada	Total
2011	$1,012	$747	$1,036	$214	$3,009
2010	1,031	740	790	254	2,815
% Change	(1.8)%	0.9%	31.1%	(15.7)%	6.9%

Reconciliation:
For the quarter ended December 31, 2010	$1,031	$740	$790	$254	$2,815

2010 Asset impairment and exit costs	7	—	20	—	27
2011 Asset impairment and exit costs	(22)	(7)	(8)	(12)	(49)

Acquired businesses	—	—	2	—	2
Currency	41	(64)	49	(12)	14
Operations	(45)	78	183	(16)	200

For the quarter ended December 31, 2011	$1,012	$747	$1,036	$214	$3,009

Schedule 4

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Quarters Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Diluted E.P.S.
2011 Diluted Earnings Per Share	$1.08	(1)
2010 Diluted Earnings Per Share	$0.96	(1)
Change	$0.12
% Change	12.5%

Reconciliation:
2010 Diluted Earnings Per Share	$0.96	(1)

Special Items:
2011 Asset impairment and exit costs	(0.02)
2011 Tax items	—
2010 Asset impairment and exit costs	0.01
2010 Tax items	—
Currency	—
Interest	0.01
Change in tax rate	(0.01)
Impact of lower shares outstanding and share-based payments	0.05
Operations	0.08

2011 Diluted Earnings Per Share	$1.08	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	2011	2010
Net earnings attributable to PMI	$1,886	$1,752
Less distributed and undistributed earnings attributable to share-based payment awards	11	8

Net earnings for basic and diluted EPS	$1,875	$1,744

Weighted-average shares for basic EPS	1,733	1,809
Plus incremental shares from assumed conversions:
Stock Options	—	2

Weighted-average shares for diluted EPS	1,733	1,811

Schedule 5

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Statements of Earnings

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	2011	2010	% Change
Net revenues	$76,346	$67,713	12.7%
Cost of sales	10,678	9,713	9.9%
Excise taxes on products (1)	45,249	40,505	11.7%

Gross profit	20,419	17,495	16.7%
Marketing, administration and research costs	6,697	5,983
Asset impairment and exit costs	109	47

Operating companies income	13,613	11,465	18.7%
Amortization of intangibles	98	88
General corporate expenses	183	177

Operating income	13,332	11,200	19.0%
Interest expense, net	800	876

Earnings before income taxes	12,532	10,324	21.4%
Provision for income taxes	3,653	2,826	29.3%

Net earnings	8,879	7,498	18.4%
Net earnings attributable to noncontrolling interests	288	239

Net earnings attributable to PMI	$8,591	$7,259	18.3%

Per share data:(2)
Basic earnings per share	$4.85	$3.93	23.4%

Diluted earnings per share	$4.85	$3.92	23.7%

(1)	The segment detail of excise taxes on products sold for the years ended December 31, 2011 and 2010 is shown on Schedule 6.
(2)	Net earnings and weighted-average shares used in the basic and diluted earnings per share computations for the years ended December 31, 2011 and 2010 are shown on Schedule 8, Footnote 1.

Schedule 6

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Years Ended December 31,

($ in millions)

(Unaudited)

		Net Revenues excluding Excise Taxes
		European Union	EEMA	Asia	Latin America & Canada	Total
2011	Net Revenues (1)	$29,768	$17,452	$19,590	$9,536	$76,346
	Excise Taxes on Products	(20,556)	(9,571)	(8,885)	(6,237)	(45,249)

	Net Revenues excluding Excise Taxes	9,212	7,881	10,705	3,299	31,097

2010	Net Revenues	$28,050	$15,928	$15,235	$8,500	$67,713
	Excise Taxes on Products	(19,239)	(8,519)	(7,300)	(5,447)	(40,505)

	Net Revenues excluding Excise Taxes	8,811	7,409	7,935	3,053	27,208

Variance	Currency	440	49	690	70	1,249
	Acquisitions	—	25	112	—	137
	Operations	(39)	398	1,968	176	2,503

	Variance Total	401	472	2,770	246	3,889
	Variance Total (%)	4.6%	6.4%	34.9%	8.1%	14.3%

	Variance excluding Currency	(39)	423	2,080	176	2,640
	Variance excluding Currency (%)	(0.4)%	5.7%	26.2%	5.8%	9.7%

	Variance excluding Currency & Acquisitions	(39)	398	1,968	176	2,503
	Variance excluding Currency & Acquisitions (%)	(0.4)%	5.4%	24.8%	5.8%	9.2%

(1)	2011 Currency increased (decreased) net revenues as follows:

European Union	$1,438
EEMA	(214)
Asia	1,210
Latin America & Canada	150

$2,584

Schedule 7

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Selected Financial Data by Business Segment

For the Years Ended December 31,

($ in millions)

(Unaudited)

	Operating Companies Income
	European Union	EEMA		Asia	Latin America & Canada	Total
2011	$4,560	$3,229		$4,836	$988	$13,613
2010	4,311	3,152		3,049	953	11,465
% Change	5.8%	2.4%		58.6%	3.7%	18.7%

Reconciliation:
For the year ended December 31, 2010	$4,311	$3,152		$3,049	$953	$11,465

2010 Asset impairment and exit costs	27	—		20	—	47
2011 Asset impairment and exit costs	(45)	(25	)(1)	(15)	(24)	(109)

Acquired businesses	(1)	(1)		28	—	26
Currency	277	(97)		400	(2)	578
Operations	(9)	200		1,354	61	1,606

For the year ended December 31, 2011	$4,560	$3,229		$4,836	$988	$13,613

(1)	Includes a contract termination charge of $ 12 million related to an acquisition. The acquisition impact to Reported Operating Companies Income on Schedule 14 includes this charge.

Schedule 8

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Diluted Earnings Per Share

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	Diluted E.P.S.
2011 Diluted Earnings Per Share	$4.85	(1)
2010 Diluted Earnings Per Share	$3.92	(1)
Change	$0.93
% Change	23.7%

Reconciliation:
2010 Diluted Earnings Per Share	$3.92	(1)

Special Items:
2011 Asset impairment and exit costs	(0.05)
2011 Tax items	0.02
2010 Asset impairment and exit costs	0.02
2010 Tax items	(0.07)

Currency	0.19
Interest	0.04
Change in tax rate	(0.05)
Impact of lower shares outstanding and share-based payments	0.21
Operations	0.62

2011 Diluted Earnings per Share	$4.85	(1)

(1)	Basic and diluted EPS were calculated using the following (in millions):

	2011	2010
Net earnings attributable to PMI	$8,591	$7,259
Less distributed and undistributed earnings attributable to share-based payment awards	49	33

Net earnings for basic and diluted EPS	$8,542	$7,226

Weighted-average shares for basic EPS	1,761	1,839
Plus incremental shares from assumed conversions:
Stock Options	1	3

Weighted-average shares for diluted EPS	1,762	1,842

Schedule 9

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Condensed Balance Sheets

($ in millions, except ratios)

(Unaudited)

	December 31, 2011		December 31, 2010
Assets
Cash and cash equivalents	$2,550		$1,703
All other current assets	12,309		12,053
Property, plant and equipment, net	6,250		6,499
Goodwill	9,928		10,161
Other intangible assets, net	3,697		3,873
Other assets	754		761

Total assets	$35,488		$35,050

Liabilities and Stockholders’ Equity
Short-term borrowings	$1,511		$1,747
Current portion of long-term debt	2,206		1,385
All other current liabilities	11,077		9,672
Long-term debt	14,828		13,370
Deferred income taxes	1,976		2,027
Other long-term liabilities	2,127		1,728

Total liabilities	33,725		29,929

Redeemable noncontrolling interest	1,212		1,188

Total PMI stockholders’ equity	229		3,506
Noncontrolling interests	322		427

Total stockholders’ equity	551		3,933

Total liabilities and stockholders’ equity	$35,488		$35,050

Total debt	$18,545		$16,502
Total debt to EBITDA	1.29	(1)	1.36	(1)
Net debt to EBITDA	1.12	(1)	1.22	(1)

(1)	For the calculation of Total Debt to EBITDA and Net Debt to EBITDA ratios, refer to Schedule 18.

Schedule 10

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

2011								2010			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions	Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$7,118	$4,910	$2,208	$38	$2,170	$—	$2,170	European Union	$6,997	$4,804	$2,193	0.7%	(1.0)%	(1.0)%
4,257	2,285	1,972	(66)	2,038	12	2,026	EEMA	4,263	2,385	1,878	5.0%	8.5%	7.9%
5,013	2,366	2,647	92	2,555	2	2,553	Asia	4,141	2,035	2,106	25.7%	21.3%	21.2%
2,488	1,644	844	(23)	867	—	867	Latin America & Canada	2,406	1,546	860	(1.9)%	0.8%	0.8%

$18,876	$11,205	$7,671	$41	$7,630	$14	$7,616	PMI Total	$17,807	$10,770	$7,037	9.0%	8.4%	8.2%

2011								2010			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions	Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$1,012			$41	$971	$—	$971	European Union			$1,031	(1.8)%	(5.8)%	(5.8)%
747			(64)	811	—	811	EEMA			740	0.9%	9.6%	9.6%
1,036			49	987	2	985	Asia			790	31.1%	24.9%	24.7%
214			(12)	226	—	226	Latin America & Canada			254	(15.7)%	(11.0)%	(11.0)%

$3,009			$14	$2,995	$2	$2,993	PMI Total			$2,815	6.9%	6.4%	6.3%

Schedule 11

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Quarters Ended December 31,

($ in millions)

(Unaudited)

2011								2010			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$1,012	$(22)	$1,034	$41	$993	$—	$993	European Union	$1,031	$(7)	$1,038	(0.4)%	(4.3)%	(4.3)%
747	(7)	754	(64)	818	—	818	EEMA	740	—	740	1.9%	10.5%	10.5%
1,036	(8)	1,044	49	995	2	993	Asia	790	(20)	810	28.9%	22.8%	22.6%
214	(12)	226	(12)	238	—	238	Latin America & Canada	254	—	254	(11.0)%	(6.3)%	(6.3)%

$3,009	$(49)	$3,058	$14	$3,044	$2	$3,042	PMI Total	$2,815	$(27)	$2,842	7.6%	7.1%	7.0%

2011								2010			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(1)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(1)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(1)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$993	$2,170	45.8%		$993	$2,170	45.8%	European Union	$1,038	$2,193	47.3%		(1.5)	(1.5)
818	2,038	40.1%		818	2,026	40.4%	EEMA	740	1,878	39.4%		0.7	1.0
995	2,555	38.9%		993	2,553	38.9%	Asia	810	2,106	38.5%		0.4	0.4
238	867	27.5%		238	867	27.5%	Latin America & Canada	254	860	29.5%		(2.0)	(2.0)

$3,044	$7,630	39.9%		$3,042	$7,616	39.9%	PMI Total	$2,842	$7,037	40.4%		(0.5)	(0.5)

(1)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 10.

Schedule 12

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Quarters Ended December 31,

(Unaudited)

	2011	2010	% Change
Reported Diluted EPS	$1.08	$0.96	12.5%

Adjustments:
Asset impairment and exit costs	0.02	0.01
Tax items	—	—

Adjusted Diluted EPS	$1.10	$0.97	13.4%

Less:
Currency impact	—

Adjusted Diluted EPS, excluding Currency	$1.10	$0.97	13.4%

Schedule 13

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Quarters Ended December 31,

(Unaudited)

	2011	2010	% Change
Reported Diluted EPS	$1.08	$0.96	12.5%

Less:
Currency impact	—

Reported Diluted EPS, excluding Currency	$1.08	$0.96	12.5%

Schedule 14

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Adjustments for the Impact of Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

2011									2010			% Change in Reported Net Revenues excluding Excise Taxes
Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Less Currency	Reported Net Revenues excluding Excise Taxes & Currency	Less Acquisi- tions		Reported Net Revenues excluding Excise Taxes, Currency & Acquisitions		Reported Net Revenues	Less Excise Taxes	Reported Net Revenues excluding Excise Taxes	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$29,768	$20,556	$9,212	$440	$8,772	$—		$8,772	European Union	$28,050	$19,239	$8,811	4.6%	(0.4)%	(0.4)%
17,452	9,571	7,881	49	7,832	25		7,807	EEMA	15,928	8,519	7,409	6.4%	5.7%	5.4%
19,590	8,885	10,705	690	10,015	112	(1)	9,903	Asia	15,235	7,300	7,935	34.9%	26.2%	24.8%
9,536	6,237	3,299	70	3,229	—		3,229	Latin America & Canada	8,500	5,447	3,053	8.1%	5.8%	5.8%

$76,346	$45,249	$31,097	$1,249	$29,848	$137		$29,711	PMI Total	$67,713	$40,505	$27,208	14.3%	9.7%	9.2%

2011									2010			% Change in Reported Operating Companies Income
Reported Operating Companies Income			Less Currency	Reported Operating Companies Income excluding Currency	Less Acquisi- tions		Reported Operating Companies Income excluding Currency & Acquisitions				Reported Operating Companies Income	Reported	Reported excluding Currency	Reported excluding Currency & Acquisitions
$4,560			$277	$4,283	$(1)		$4,284	European Union			$4,311	5.8%	(0.6)%	(0.6)%
3,229			(97)	3,326	(13)		3,339	EEMA			3,152	2.4%	5.5%	5.9%
4,836			400	4,436	28	(2)	4,408	Asia			3,049	58.6%	45.5%	44.6%
988			(2)	990	—		990	Latin America & Canada			953	3.7%	3.9%	3.9%

$13,613			$578	$13,035	$14		$13,021	PMI Total			$11,465	18.7%	13.7%	13.6%

(1)	Includes the business combination in the Philippines ($ 105).
(2)	Includes the business combination in the Philippines ($ 23).

Schedule 15

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Operating Companies Income to Adjusted Operating Companies Income &

Reconciliation of Adjusted Operating Companies Income Margin, excluding Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

2011								2010			% Change in Adjusted Operating Companies Income
Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Less Currency	Adjusted Operating Companies Income excluding Currency	Less Acquisi- tions	Adjusted Operating Companies Income excluding Currency & Acquisitions		Reported Operating Companies Income	Less Asset Impairment & Exit Costs	Adjusted Operating Companies Income	Adjusted	Adjusted excluding Currency	Adjusted excluding Currency & Acquisitions
$4,560	$(45)	$4,605	$277	$4,328	$(1)	$4,329	European Union	$4,311	$(27)	$4,338	6.2%	(0.2)%	(0.2)%
3,229	(25)	3,254	(97)	3,351	(1)	3,352	EEMA	3,152	—	3,152	3.2%	6.3%	6.3%
4,836	(15)	4,851	400	4,451	28 (1)	4,423	Asia	3,049	(20)	3,069	58.1%	45.0%	44.1%
988	(24)	1,012	(2)	1,014	—	1,014	Latin America & Canada	953	—	953	6.2%	6.4%	6.4%

$13,613	$(109)	$13,722	$578	$13,144	$26	$13,118	PMI Total	$11,465	$(47)	$11,512	19.2%	14.2%	14.0%

2011								2010			% Points Change
Adjusted Operating Companies Income excluding Currency	Net Revenues excluding Excise Taxes & Currency(2)	Adjusted Operating Companies Income Margin excluding Currency		Adjusted Operating Companies Income excluding Currency & Acquisitions	Net Revenues excluding Excise Taxes, Currency & Acquisitions(2)	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions		Adjusted Operating Companies Income	Net Revenues excluding Excise Taxes(2)	Adjusted Operating Companies Income Margin		Adjusted Operating Companies Income Margin excluding Currency	Adjusted Operating Companies Income Margin excluding Currency & Acquisitions
$4,328	$8,772	49.3%		$4,329	$8,772	49.4%	European Union	$4,338	$8,811	49.2%		0.1	0.2
3,351	7,832	42.8%		3,352	7,807	42.9%	EEMA	3,152	7,409	42.5%		0.3	0.4
4,451	10,015	44.4%		4,423	9,903	44.7%	Asia	3,069	7,935	38.7%		5.7	6.0
1,014	3,229	31.4%		1,014	3,229	31.4%	Latin America & Canada	953	3,053	31.2%		0.2	0.2

$13,144	$29,848	44.0%		$13,118	$29,711	44.2%	PMI Total	$11,512	$27,208	42.3%		1.7	1.9

(1)	Includes the business combination in the Philippines ($ 23).
(2)	For the calculation of net revenues excluding excise taxes, currency and acquisitions, refer to Schedule 14.

Schedule 16

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2011	2010	% Change
Reported Diluted EPS	$4.85	$3.92	23.7%

Adjustments:
Asset impairment and exit costs	0.05	0.02
Tax items	(0.02)	(0.07)

Adjusted Diluted EPS	$4.88	$3.87	26.1%

Less:
Currency impact	0.19

Adjusted Diluted EPS, excluding Currency	$4.69	$3.87	21.2%

Schedule 17

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Reported Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2011	2010	% Change
Reported Diluted EPS	$4.85	$3.92	23.7%

Less:
Currency impact	0.19

Reported Diluted EPS, excluding Currency	$4.66	$3.92	18.9%

Schedule 18

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Calculation of Total Debt to EBITDA and Net Debt to EBITDA Ratios

($ in millions, except ratios)

(Unaudited)

	For the Year Ended December 31, 2011	For the Year Ended December 31, 2010
Earnings before income taxes	$12,532	$10,324
Interest expense, net	800	876
Depreciation and amortization	993	932

EBITDA	$14,325	$12,132

	December 31, 2011	December 31, 2010
Short-term borrowings	$1,511	$1,747
Current portion of long-term debt	2,206	1,385
Long-term debt	14,828	13,370

Total Debt	$18,545	$16,502
Less: Cash and cash equivalents	2,550	1,703

Net Debt	$15,995	$14,799

Ratios
Total Debt to EBITDA	1.29	1.36

Net Debt to EBITDA	1.12	1.22

Schedule 19

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Operating Cash Flow to Free Cash Flow and Free Cash Flow, excluding Currency

Reconciliation of Operating Cash Flow to Operating Cash Flow, excluding Currency

For the Quarters and Years Ended December 31,

($ in millions)

(Unaudited)

	For the Quarters Ended December 31,			For the Years Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net cash provided by operating activities(a)	$961	$1,581	(39.2)%	$10,529	$9,437	11.6%

Less:
Capital expenditures	329	230		897	713

Free cash flow	$632	$1,351	(53.2)%	$9,632	$8,724	10.4%

Less:
Currency impact	(34)			444

Free cash flow, excluding currency	$666	$1,351	(50.7)%	$9,188	$8,724	5.3%

	For the Quarters Ended December 31,			For the Years Ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net cash provided by operating activities(a)	$961	$1,581	(39.2)%	$10,529	$9,437	11.6%

Less:
Currency impact	(36)			479

Net cash provided by operating activities, excluding currency	$997	$1,581	(36.9)%	$10,050	$9,437	6.5%

(a)	Operating cash flow.